Exhibit 10.15

FORM OF

SERVICES AGREEMENT

among

RENTECH NITROGEN PARTNERS, L.P.,

RENTECH NITROGEN GP, LLC

and

RENTECH, INC.

SERVICES AGREEMENT

This SERVICES AGREEMENT (this “Agreement”), dated as of             , 2011, is entered into by and among RENTECH NITROGEN PARTNERS, L.P., a Delaware limited partnership (“MLP”), RENTECH NITROGEN GP, LLC, a Delaware limited liability company (“GP”), and RENTECH, INC., a Colorado corporation (“Rentech”, and collectively with MLP and GP, the “Parties” and each, a “Party”).

RECITALS

MLP is the owner of Rentech Nitrogen, LLC, a Delaware limited liability company (“Operating Company”). GP, in its capacity as the general partner of MLP, desires to engage Rentech, on its own behalf and for the benefit of MLP and its Subsidiaries, including Operating Company, to provide certain services necessary to operate the business conducted by GP, MLP and MLP’s Subsidiaries, including Operating Company (the “Services Recipients”), and Rentech is willing to undertake such engagement, subject to the terms and conditions of this Agreement.

MLP, GP (for itself and in its capacity as the general partner of MLP) and Rentech agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Terms. The following defined terms will have the meanings given below:

“Administrative Personnel” means individuals who are employed by Rentech or any of its Affiliates and assist in providing the Services, excluding any Seconded Personnel.

“Administrative Services Percentage” means, for any applicable period, the percentage represented by a fraction, the numerator of which is the estimated amount of total working time that the Administrative Personnel are engaged in performing Services during such period, and the denominator of which is the estimated amount of total working time that the Administrative Personnel are engaged in performing services for Rentech and its Affiliates during such period (including the Services and any other services), as such estimated amounts of working time are calculated on a consistent basis for purposes of determining the Administrative Services Percentage.

“Affiliate” shall mean with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, through the ownership of voting securities, by contract or otherwise (provided that, solely for purposes of this Agreement, the Services Recipients shall not be deemed Affiliates of Rentech or its Affiliates).

“Alternative Energy Technology” shall mean any of (a) a Fischer-Tropsch process technology which converts synthesis gas to hydrocarbons or a process for direct conversion of any carbon bearing material to hydrocarbons, or (b) a gasification or reformation process to convert biomass to synthesis gas.

“Bankrupt” with respect to any Person shall mean such Person shall generally be unable to pay its debts as such debts become due, or shall so admit in writing or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Person seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), shall remain undismissed or unstayed for a period of 30 days; or such Person shall authorize any of the actions set forth above.

“Default Rate” shall mean an interest rate (which shall in no event be higher than the rate permitted by applicable law) equal to 300 basis points over the most recent 12-month LIBOR.

“Governmental Approval” shall mean any material consent, authorization, certificate, permit, right of way, grant or approval of any Governmental Authority that is necessary for the business of the Services Recipients in accordance with applicable Laws.

“Governmental Authority” shall mean (a) any court or tribunal in any jurisdiction, (b) any federal, state, foreign, municipal or local government, (c) any governmental body, agency, authority, department, commission, board, bureau, instrumentality, arbitrator or arbitral body or (d) any quasi-governmental or private body lawfully exercising any regulatory or taxing authority.

“GP/MLP Representative” means such person as is designated in writing by GP to serve in such capacity.

“Initial Offering” means the initial public offering of common units representing limited partner interests in MLP.

“Laws” shall mean any applicable statute, common law, rule, regulation, judgment, order, ordinance, writ, injunction or decree issued or promulgated by any Governmental Authority.

“LIBOR” means the London Inter-Bank Offered Rate.

“Operating Company” has the meaning set forth in the Recitals to this Agreement.

“Party” and “Parties” has the meaning set forth in the Preamble to this Agreement.

“Person” means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or other entity.

“Personnel Costs” means all compensation costs incurred by an employer in connection with the employment by such employer of applicable personnel, including all salary, cash bonuses, payroll taxes and benefits but excluding any Share-Based Compensation.

“Rentech Representative” means such person as is designated in writing by Rentech to serve in such capacity.

“Seconded Personnel” means individuals who are employed by Rentech or any of its Affiliates and provided on a full-time basis to the Services Recipients in connection with provision of the Services.

“Services” shall consist of those services performed for the Services Recipients as described on Exhibit 1 hereto, as such exhibit may be updated in accordance with Section 2.3.

“Services Recipients” has the meaning set forth in the Recitals to this Agreement.

“Share-Based Compensation” means any compensation accruing or payable under any incentive or other compensation plan or program of an employer based upon changes in the equity value of such employer or any of its Affiliates.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, directly or through one or more Subsidiaries of such Person, or a combination thereof, controls such partnership, directly or indirectly, at the date of determination or (c) any other Person in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

ARTICLE II.

RETENTION OF RENTECH; SCOPE OF SERVICES

Section 2.1 Retention of Rentech. GP, on its own behalf and for the benefit of the Services Recipients, hereby engages Rentech to perform the Services and Rentech hereby accepts such engagement and agrees to perform the Services and to provide all Administrative Personnel necessary to perform the Services. In connection with providing the Services, Rentech may provide Seconded Personnel to the Services Recipients in Rentech’s discretion. Subject to the other provisions of this Agreement, all Administrative Personnel and Seconded Personnel performing Services pursuant to this Agreement shall be subject to the direction and control of GP in performing such Services.

Section 2.2 Scope of Services. The Services shall be provided in accordance with (a) applicable material Governmental Approvals and Laws, (b) applicable industry standards and (c) quality standards that, taken as a whole, are not materially less favorable to the Services Recipients compared to those provided by Rentech to the Services Recipients as of the date of this Agreement.

Section 2.3 Exclusion and Addition of Services. At any time, GP or Rentech may temporarily or permanently exclude any particular service from the scope of the Services upon 180 days notice, unless such notice is waived in writing by the GP. At any time, GP and Rentech may agree to temporarily or permanently add any particular service to the scope of the Services, which shall be reflected in an update to Exhibit 1 to this Agreement. Any such update shall be deemed not to be an amendment or modification to this Agreement.

Section 2.4 Exclusion of Personnel. At any time, subject to Section 2.1, Rentech may temporarily or permanently exclude any employee of Rentech or its Affiliates from providing the Services (in which case, such employee shall not be considered a member of the Administrative Personnel or Seconded Personnel during the period of such exclusion).

Section 2.5 Performance of Services by Affiliates or Other Persons. The Parties hereby agree that in discharging its obligations hereunder, Rentech may engage any of its Affiliates or other Persons to perform the Services (or any part of the Services) on its behalf and that the performance of the Services (or any part of the Services) by any such Affiliate or Person shall be treated as if Rentech performed such Services itself. No such delegation by Rentech to Affiliates or other Persons shall relieve Rentech of its obligations hereunder.

ARTICLE III.

PAYMENT AMOUNT

Section 3.1 Payment Amount. GP shall pay or cause MLP or Operating Company to pay in cash, to Rentech (or its Affiliates as Rentech may direct) the amount of any direct or indirect expenses incurred by Rentech or its Affiliates in connection with the provision of Services by Rentech or its Affiliates (the “Payment Amount”), in accordance with the following:

(a) Seconded Personnel. The Payment Amount will include all Personnel Costs of Seconded Personnel, to the extent attributable to the periods during which such Seconded Personnel are provided to the Services Recipients.

(b) Administrative Personnel. The Payment Amount will include a pro rata share of all Personnel Costs of Administrative Personnel, as determined by Rentech on a commercially reasonable basis, based on the estimated percent of total working time that such Administrative Personnel are engaged in performing the Services.

(c) Administrative Costs. The Payment Amount will include the following:

(i) Office Costs. A pro rata share of all office costs (including, without limitation, all costs relating to office leases, equipment leases, supplies, property taxes and utilities) for all locations of Administrative Personnel, as determined by Rentech on a commercially reasonable basis, based on the Administrative Services Percentage;

(ii) Insurance. Premiums under Rentech’s general policy of insurance will be apportioned by the insurer among Rentech, its Affiliates and the Services Recipients and direct charged to the applicable insured. GP will maintain its own directors and officers (or equivalent) insurance and will pay all related premiums;

(iii) Outside Services. Services provided by outside vendors (including audit services, legal services, government and public relation services and other services) will first be direct charged where applicable; provided, however, that the Payment Amount will include a pro rata share of charges for all services that are provided by outside vendors and not direct charged, as determined by Rentech on a commercially reasonable basis, based on the estimated portion of such services that are for the benefit of Services Recipients; and

(iv) Other G&A Costs. The Payment Amount will include a pro rata share of all other general and administrative costs, but excluding any Share-Based Compensation, relating to the Services Recipients incurred by Rentech or its Affiliates, based on any commercially reasonable allocation methodology selected by Rentech.

(d) Other Costs. Bank charges, interest expense and any other costs as reasonably incurred by Rentech or its Affiliates in the provision of Services will be direct charged as applicable. For the avoidance of doubt, any of the foregoing costs and expenses described in Section 3.1 that are direct charged to any Party will not be included in the Payment Amount.

(e) Taxes. The Services Recipients shall pay or cause to be paid all taxes, levies, royalties, assessments, licenses, fees, charges, surcharges and sums due of any nature whatsoever (other than income taxes, gross receipt taxes and similar taxes) imposed by any Governmental Authority that Rentech or its Affiliates incur for the Services provided under this Agreement. If Rentech is required to pay any of the foregoing, then the Payment Amount will include amounts sufficient to reimburse Rentech for such payment.

Section 3.2 Payment of Payment Amount. Rentech shall submit monthly invoices to GP for the Services, which invoices shall be due and payable within 30 days. GP shall pay, or cause MLP or Operating Company to pay, to Rentech in immediately available funds, the full Payment Amount due under Section 3.1. Past due amounts shall bear interest at the Default Rate. Allocation percentages referred to in this Article III will be calculated and determined for calendar year or calendar quarter periods, as Rentech may determine, based upon Rentech’s annual audited financial statements or quarterly unaudited financial statements for the immediately preceding calendar year or calendar quarter, as applicable.

Section 3.3 Disputed Charges. GP MAY, WITHIN 90 DAYS AFTER RECEIPT OF A CHARGE FROM RENTECH, TAKE WRITTEN EXCEPTION TO SUCH CHARGE, ON THE GROUNDS THAT THE SAME WAS NOT A REASONABLE COST INCURRED BY RENTECH OR ITS AFFILIATES IN CONNECTION WITH THE SERVICES. GP SHALL NEVERTHELESS PAY OR CAUSE MLP OR OPERATING COMPANY TO PAY WHEN DUE THE FULL PAYMENT AMOUNT OWED TO RENTECH. SUCH PAYMENT SHALL NOT BE DEEMED A WAIVER OF THE RIGHT OF THE SERVICES RECIPIENT TO RECOUP ANY CONTESTED PORTION OF ANY AMOUNT SO PAID. HOWEVER, IF THE AMOUNT AS TO WHICH SUCH WRITTEN EXCEPTION IS TAKEN, OR ANY PART THEREOF, IS ULTIMATELY DETERMINED NOT TO BE A REASONABLE COST INCURRED BY RENTECH OR ITS AFFILIATES IN CONNECTION WITH ITS PROVIDING THE SERVICES HEREUNDER, SUCH AMOUNT OR PORTION THEREOF (AS THE CASE MAY BE) SHALL BE REFUNDED BY RENTECH TO THE SERVICES RECIPIENTS TOGETHER WITH INTEREST THEREON AT THE DEFAULT RATE DURING THE PERIOD FROM THE DATE OF PAYMENT BY THE SERVICES RECIPIENTS TO THE DATE OF REFUND BY RENTECH.

Section 3.4 Rentech’s Employees. The Services Recipients shall not be obligated to pay directly to Seconded Personnel any salaries, wages, bonuses, benefits, social security taxes, workers’ compensation insurance, retirement and insurance benefits, training or other expenses; provided, however, that if Rentech fails to pay any employee within 30 days of the date such employee’s payment is due:

(a) the Services Recipients may (i) pay such employee directly, or (ii) employ such employee directly; and

(b) Rentech shall reimburse GP, MLP or Operating Company, as the case may be, for the amount GP, MLP or Operating Company, as applicable, paid to Rentech with respect to employee services for which Rentech did not pay any such employee; provided that, at any time, Rentech may elect to satisfy such obligation by setting-off and applying the amount of such reimbursement against any Payment Amount or other amount owed by GP, MLP or Operating Company to Rentech under this Agreement.

ARTICLE IV.

BOOKS, RECORDS AND REPORTING

Section 4.1 Books and Records. Rentech and its Affiliates and the Services Recipients shall each maintain accurate books and records regarding the performance of the Services and calculation of the Payment Amount, and shall maintain such books and records for the period required by applicable accounting practices or law, or five (5) years, whichever is longer.

Section 4.2 Audits. Rentech and its Affiliates and the Services Recipients shall have the right, upon reasonable notice, and at all reasonable times during usual business hours, to audit, examine and make copies of the books and records referred to in Section 4.1. Such right may be exercised through any agent or employee of the Person exercising such right if designated in writing by such Person or by an independent public accountant, attorney or other agent so designated. Each Person exercising such right shall bear all costs and expenses incurred by it in any inspection, examination or audit. Each Party shall review and respond in a timely manner to any claims or inquiries made by the other Party regarding matters revealed by any such inspection, examination or audit.

Section 4.3 Reports. Rentech shall prepare and deliver to GP any reports provided for in this Agreement and such other reports as GP may reasonably request from time to time regarding the performance of the Services.

ARTICLE V.

INTELLECTUAL PROPERTY

Section 5.1 Ownership by Rentech and License to MLP. Any (a) inventions, whether patentable or not, developed or invented, or (b) copyrightable material (and the intangible rights of copyright therein) developed, by Rentech, its Affiliates or its or their employees in connection with the performance of the Services shall be the property of Rentech; provided, however, that Rentech hereby grants, and agrees to cause its Affiliates to grant, to MLP an irrevocable, royalty-free, non-exclusive and non-transferable (without the prior written consent of Rentech) right and license to use such inventions or material. Notwithstanding the foregoing, (i) MLP shall only be granted such a right and license to the extent such grant does not conflict with, or result in a breach, default, or violation of a right or license to use such inventions or material granted to Rentech or its Affiliates by any Person other than Rentech or an Affiliate of Rentech; provided that Rentech will, and will cause its Affiliates to, use commercially reasonable efforts to grant such right and license to MLP (which efforts shall not include the expenditure of any money); and (ii) nothing in this Agreement shall require Rentech or its Affiliates to grant any right or license to any Alternative Energy Technology.

Section 5.2 License to Rentech and its Affiliates. MLP hereby grants, and will cause its Affiliates to grant, to Rentech and its Affiliates an irrevocable, royalty-free, non-exclusive and non-transferable right and license to use, during the term of this Agreement, any intellectual property provided by MLP or its Affiliates to Rentech or its Affiliates, but only to the extent such use is necessary for the performance of the Services. Rentech agrees that Rentech and its Affiliates will utilize such intellectual property solely in connection with the performance of the Services.

ARTICLE VI.

TERMINATION

Section 6.1 Termination By GP.

(a) Upon the occurrence of any of the following events, GP may terminate this Agreement by giving written notice of such termination to Rentech:

(i) Rentech becomes Bankrupt; or

(ii) Rentech dissolves and commences liquidation or winding-up.

Any termination under this Section 6.1(a) shall become effective immediately upon delivery of the notice first described in this Section 6.1(a), or such later time (not to exceed the first anniversary of the delivery of such notice) as may be specified by GP.

(b) In addition to its rights under Section 6.1(b), beginning one year after the completion of the Initial Offering, GP may terminate this Agreement at any time by giving notice of such termination to Rentech. Any termination under this Section 6.1(b) shall become effective 180 days after delivery of such notice, or such later time (not to exceed the first anniversary of the delivery of such notice) as may be specified by GP.

Section 6.2 Termination By Rentech. Beginning one year after the completion of the Initial Offering, Rentech may terminate this Agreement at any time by giving notice of such termination to GP. Any termination under this Section 6.2 shall become effective 180 days after delivery of such notice, or such later time (not to exceed the first anniversary of the delivery of such notice) as may be specified by Rentech.

Section 6.3 Effect of Termination. If this Agreement is terminated in accordance with Section 6.1 or Section 6.2, all rights and obligations under this Agreement shall cease except for (a) obligations that expressly survive termination of this Agreement; (b) liabilities and obligations that have accrued prior to such termination, including the obligation to pay any amounts that have become due and payable prior to such termination, and (c) the obligation to pay any portion of any Payment Amount that has accrued prior to such termination, even if such portion has not become due and payable at that time.

Section 6.4 Transition of Services. During the period prior to termination of this Agreement following the delivery of any notice of termination delivered in accordance with Section 6.1(b) or Section 6.2, in addition to the Services, Rentech will, and will cause its Affiliates to, provide to MLP such additional services as may be reasonably requested by the GP to assist the Services Recipients in effecting a transition of the responsibility for providing the Services.

Section 6.5 Survival. The provisions of this Article VI and Sections 3.3, 4.1, 4.2, 5.1, 8.1, 8.2, 8.3 and Articles IX and X will survive and continue in full force and effect notwithstanding the termination of this Agreement.

ARTICLE VII.

REPRESENTATIONS AND WARRANTIES

Section 7.1 Representations and Warranties of Rentech. Rentech hereby represents, warrants and covenants to the other Parties that as of the date hereof:

(a) Rentech is duly organized, validly existing, and in good standing under the laws of the State of Colorado; Rentech is duly qualified and in good standing in the States required in order to perform the Services except where failure to be so qualified or in good standing would not reasonably be expected to have a material adverse impact on GP or MLP; and Rentech has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(b) Rentech has duly executed and delivered this Agreement and, assuming the accuracy of the representations and warranties in Section 7.2, this Agreement constitutes the legal, valid and binding obligation of Rentech, enforceable against it in accordance with its terms (except as may be limited by bankruptcy, insolvency or similar laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity); and

(c) The authorization, execution, delivery, and performance of this Agreement by Rentech does not and will not (i) conflict with, or result in a breach, default or violation of, (A) the articles of incorporation of Rentech, (B) any contract or agreement to which such Rentech is a party or is otherwise subject, or (C) any law, order, judgment, decree, writ, injunction or arbitral award to which such Rentech is subject; or (ii) require any consent, approval or authorization from, filing or registration with, or notice to, any governmental authority or other Person, unless such requirement has already been satisfied, except, in the case of clauses (i)(B) and (i)(C), for such conflicts, breaches, defaults or violations that would not have a material adverse effect on Rentech or on its ability to perform its obligations hereunder, and except, in the case of clause (ii), for such consents, approvals, authorizations, filings, registrations or notices, the failure of which to obtain or make would not have a material adverse effect on Rentech or on its ability to perform its obligations hereunder.

Section 7.2 Representations and Warranties of GP and MLP. Each of GP and MLP hereby represents, warrants and covenants to Rentech that as of the date hereof:

(a) Each of GP and MLP is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation; each of GP and MLP has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(b) Each of GP and MLP has duly executed and delivered this Agreement and, assuming the accuracy of the representations and warranties in Section 7.1, this Agreement constitutes the legal, valid and binding obligation of each such Person enforceable against it in accordance with its terms (except as may be limited by bankruptcy, insolvency or similar laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity); and

(c) The authorization, execution, delivery, and performance of this Agreement by each of GP and MLP does not and will not (i) conflict with, or result in a breach, default or violation of, (A) the limited liability company agreement of GP or the partnership agreement of MLP, (B) any contract or agreement to which such Person is a party or is otherwise subject, or (C) any law, order, judgment, decree, writ, injunction or arbitral award to which such Person is subject; or (ii) require any consent, approval or authorization from, filing or registration with, or notice to, any governmental authority or other Person, unless such requirement has already been satisfied, except, in the case of clause (i)(B) and (i)(C), for such conflicts, breaches, defaults or violations that would not have a material adverse effect on GP or MLP or on their ability to perform their obligations hereunder, and except, in the case of clause (ii), for such consents, approvals, authorizations, filings, registrations or notices, the failure of which to obtain or make would not have a material adverse effect on GP or MLP or on their ability to perform their respective obligations hereunder.

ARTICLE VIII.

ADDITIONAL REQUIREMENTS

Section 8.1 Indemnity. The Services Recipients shall indemnify, reimburse, defend and hold harmless Rentech and its Affiliates and their respective successors and permitted assigns, together with their respective employees, officers, members, managers, directors, agents and representatives (collectively the “Indemnified Parties”), from and against all losses (including lost profits), costs, damages, injuries, taxes, penalties, interest, expenses, obligations, claims and liabilities (joint or several) of any kind or nature whatsoever (collectively “Losses”) that are incurred by such Indemnified Parties in connection with, relating to or arising out of (i) the breach of any term or condition of this Agreement, or (ii) the performance of any Services hereunder; provided, however, that the Services Recipients shall not be obligated to indemnify, reimburse, defend or hold harmless any Indemnified Party for any Losses incurred, by such Indemnified Party in connection with, relating to or arising out of:

(a) a breach by such Indemnified Party of this Agreement;

(b) the gross negligence, willful misconduct, bad faith or reckless disregard of such Indemnified Party in the performance of any Services hereunder; or

(c) fraudulent or dishonest acts of such Indemnified Party with respect to the Services Recipients.

The rights of any Indemnified Party referred to above shall be in addition to any rights that such Indemnified Party shall otherwise have at law or in equity. Without the prior written consent of the Services Recipients, no Indemnified Party shall settle, compromise or consent to the entry of any judgment in any claim, action, proceeding or investigation in respect of which indemnification is sought hereunder unless (a) such settlement, compromise or consent includes an unconditional release of the Services Recipients from all liability arising out of such claim, action, proceeding or investigation and (b) the parties involved agree that the terms of such settlement, compromise or consent shall remain confidential. In the event that indemnification for a particular Loss is provided for under any other agreements between Rentech or any of its Affiliates and any of the Services Recipients or any of their Affiliates, then such indemnification (and any limitations thereon) as provided in such other agreement shall apply as to such particular Losses and shall supersede and be in lieu of any indemnification that would otherwise apply to such particular Losses under this Agreement.

Section 8.2 Limitation of Duties and Liability. The relationship of Rentech to the Services Recipients pursuant to this Agreement is as an independent contractor and nothing in this Agreement shall be construed to impose on Rentech, or on any of its Affiliates, or on any of their respective successors and permitted assigns, or on their respective employees, officers, members, managers, directors, agents and representatives, an express or implied fiduciary duty. Rentech and its Affiliates and their respective successors and permitted assigns, together with their respective employees, officers, members, managers, directors, agents and representatives, shall not be liable for, and the Services Recipients shall not take, or permit to be taken, any action against any of such Persons to hold such Persons liable for, (a) any error of judgment or mistake of law or for any liability or loss suffered by the Services Recipients in connection with the performance of any Services under this Agreement, except for a liability or loss resulting from gross negligence, willful misconduct, bad faith or reckless disregard in the performance of the Services, or (b) any fraudulent or dishonest acts with respect to the Services Recipients. In no event, whether based on contract, indemnity, warranty, tort (including negligence), strict liability or otherwise, shall Rentech or its Affiliates, their respective successors and permitted assigns, or their respective employees, officers, members, managers, directors, agents and representatives, be liable for loss of profits or revenue or special, incidental, exemplary, punitive or consequential damages.

Section 8.3 Reliance. Rentech and its Affiliates and their respective successors and permitted assigns, together with their respective employees, officers, members, managers, directors, agents and representatives, may take and may act and rely upon:

(a) the opinion or advice of legal counsel, which may be in-house counsel to the Services Recipients or to Rentech or its Affiliates, any U.S.-based law firm, or other legal counsel reasonably acceptable to the Board of Directors of the GP, in relation to the interpretation of this Agreement or any other document (whether statutory or otherwise) or generally in connection with the Services Recipients;

(b) advice, opinions, statements or information from bankers, accountants, auditors, valuation consultants and other consulted Persons who are in each case believed by the relying Person in good faith to be expert in relation to the matters upon which they are consulted; or

(c) any other document provided in connection with the Services Recipients upon which it is reasonable for the applicable Person to rely.

A Person shall not be liable for anything done, suffered or omitted by it in good faith in reliance upon such opinion, advice, statement, information or document.

Section 8.4 Services to Others. While Rentech is providing the Services under this Agreement, Rentech shall also be permitted to provide services, including services similar to the Services covered hereby, to others, including Affiliates of Rentech.

Section 8.5 Transactions With Affiliates. Rentech may recommend to the Services Recipients, and may engage in, transactions with any of Rentech’s Affiliates.

Section 8.6 Sharing of Information. Rentech, and its Affiliates and other agents or representatives, shall be permitted to share Services Recipients’ information with its Affiliates and other Persons as reasonably necessary to perform the Services, subject to appropriate and reasonable confidentiality arrangements.

Section 8.7 Disclosure of Remuneration. Rentech shall disclose the amount of compensation of any Administrative Employee to the MLP to the extent required for the Services Recipients to comply with the requirements of applicable law, including applicable Federal securities laws.

Section 8.8 Plant Personnel. Personnel performing the actual day-to-day business and operations of Operating Company at the plant level will be employed by GP and GP will bear all Personnel Costs, Share-Based Compensation and other costs relating to such personnel.

Section 8.9 Election. The Services Recipients shall cause the election of any Seconded Personnel or Administrative Personnel that is an officer of a Services Recipient to the extent required by the organizational documents of the Services Recipients. The Board of Directors of the GP, after due consultation with Rentech, may at any time request that Rentech replace any Seconded Personnel and Rentech shall, as promptly as practicable, replace any such Seconded Personnel, subject to the requirements for the election of officers under the organizational documents of the Services Recipients.

ARTICLE IX.

DISPUTES

Section 9.1 Resolution of Disputes. The Parties shall in good faith attempt to resolve promptly and amicably any dispute between the Parties arising out of or relating to this Agreement (each a “Dispute”) pursuant to this Article IX. The Parties shall first submit the Dispute to the Rentech Representative and the GP/MLP Representative, who shall then meet within fifteen (15) days to resolve the Dispute. If the Dispute has not been resolved within forty-five (45) days after the submission of the Dispute to the Rentech Representative and the GP/MLP Representative, the Dispute shall be submitted to a mutually agreed non-binding mediation. The costs and expenses of the mediator shall be borne equally by the Parties, and the Parties shall pay their own respective attorneys’ fees and other costs. If the Dispute is not resolved by mediation within ninety (90) days after the Dispute is first submitted to the Rentech Representative and the GP/MLP Representative as provided above, then the Parties may exercise all available remedies.

Section 9.2 Multi-Party Disputes. The Parties acknowledge that they or their respective Affiliates may enter into additional agreements with third parties that relate to the subject matter of this Agreement and that, as a consequence, Disputes may arise hereunder that involve such third parties (each a “Multi-Party Dispute”). Accordingly, the Parties agree, with the consent of such third parties, that any such Multi-Party Dispute, to the extent feasible, shall be resolved by and among all the interested parties consistent with the provisions of this Article IX.

ARTICLE X.

MISCELLANEOUS

Section 10.1 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier or mail or by facsimile; and a notice, request or consent given under this Agreement is effective on receipt by the Party to receive it; provided, however, that a facsimile transmission that is transmitted after the normal business hours of the recipient shall be deemed effective on the next business day. All notices, requests and consents must be sent to or made as provided below.

If to GP or MLP, to:

Rentech Nitrogen GP, LLC

10877 Wilshire Boulevard

Suite 600

Los Angeles, CA 90024

Facsimile: (310) 571-9799

Attention: General Counsel

If to Rentech, to:

Rentech, Inc.

10877 Wilshire Boulevard

Suite 600

Los Angeles, CA 90024

Facsimile: (310) 571-9799

Attention: General Counsel

Section 10.2 Effect of Waiver or Consent. Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Party in the performance by that Party of its obligations under this Agreement is not a consent or waiver to or of any other breach or default in the performance by that Party of the same or any other obligations of that Party under this Agreement. Except as otherwise provided in this Agreement, failure on the part of a Party to complain of any act of another Party or to declare another Party in default under this Agreement, irrespective of how long that failure continues, does not constitute a waiver by that Party of its rights with respect to that default until the applicable statute-of-limitations period has run.

Section 10.3 Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and will not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, will refer to this Agreement as a whole, and not to any particular provision of this Agreement. All references herein to Articles and Sections will, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement, respectively. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, will include all other genders, and the singular will include the plural and vice versa. The terms “include,” “includes,” “including” or words of like import will be deemed to be followed by the words “without limitation.”

Section 10.4 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 10.5 No Third Party Rights. The provisions of this Agreement are intended to bind the parties signatory hereto as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies, and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

Section 10.6 Counterparts. This Agreement may be executed in any number of counterparts, all of which together will constitute one agreement binding on the Parties.

Section 10.7 Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

Section 10.8 Submission to Jurisdiction; Waiver of Jury Trial. Subject to the provisions of Article IX, each of the Parties hereby irrevocably acknowledges and consents that any legal action or proceeding brought with respect to any of the obligations arising under or relating to this Agreement may be brought in the courts of the State of New York, or in the United States District Court for the Southern District of New York and each of the Parties hereby irrevocably submits to and accepts with regard to any such action or proceeding, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Each Party hereby further irrevocably waives any claim that any such courts lack jurisdiction over such Party, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby brought in any of the aforesaid courts, that any such court lacks jurisdiction over such Party. Each Party irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party, at its address for notices set forth in this Agreement, such service to become effective ten (10) days after such mailing. Each Party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other documents contemplated hereby that service of process was in any way invalid or ineffective. The foregoing shall not limit the rights of any Party to serve process in any other manner permitted by applicable law. The foregoing consents to jurisdiction shall not constitute general consents to service of process in the State of New York for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective Parties. Each of the Parties hereby waives any right it may have under the laws of any jurisdiction to commence by publication any legal action or proceeding with respect this Agreement. To the fullest extent permitted by applicable law, each of the Parties hereby irrevocably waives the objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement in any of the courts referred to in this Section 10.8 and hereby further irrevocably waives and agrees not to plead or claim that any such court is not a convenient forum for any such suit, action or proceeding. The Parties agree that any judgment obtained by any Party or its successors or assigns in any action, suit or proceeding referred to above may, in the discretion of such Party (or its successors or assigns), be enforced in any jurisdiction, to the extent permitted by applicable law. The Parties agree that the remedy at law for any breach of this Agreement may be inadequate and that should any dispute arise concerning any matter hereunder, this Agreement shall be enforceable in a court of equity by an injunction or a decree of specific performance. Such remedies shall, however, be cumulative and nonexclusive, and shall be in addition to any other remedies which the Parties may have. Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation as between the Parties directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto. Each Party (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.8.

Section 10.9 Remedies to Prevailing Party. If any action at law or equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

Section 10.10 Severability. If any provision of this Agreement or the application thereof to any Person or any circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 10.11 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties.

Section 10.12 Integration. This Agreement and the exhibit referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to its subject matter. This Agreement and such exhibit contain the entire understanding of the Parties with respect to its subject matter. In the case of any actual conflict or inconsistency between the terms of this Agreement and the agreement of limited partnership of MLP, the terms of the agreement of limited partnership of MLP shall control. No understanding, representation, promise or agreement, whether oral or written, is intended to be or will be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties after the date of this Agreement.

Section 10.13 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Party shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

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This Agreement has been duly executed by the Parties as of the date first written above.

RENTECH NITROGEN PARTNERS, L.P.

By:	RENTECH NITROGEN GP, LLC its General Partner

By:
Name:
Title:

RENTECH NITROGEN GP, LLC

By:
Name:
Title:

RENTECH, INC.

By:
Name:
Title:

Service Agreement Signature Page

EXHIBIT 1

The Services shall include the following:

•

services from Rentech Personnel in capacities equivalent to the capacities of corporate executive officers, except that those who serve in such capacities shall serve on a shared, part-time basis only, unless and to the extent otherwise agreed by MLP and Rentech;

•

administrative and professional services, including legal, accounting, human resources, information technology, insurance, tax, credit, finance, payroll, investor and public relations, communications, government affairs and regulatory affairs;

•	assistance with accounting and tax audits performed on the Services Recipients;

•	assistance with the books and records of the Services Recipients in accordance with customary practice and generally accepted accounting principles;

•	assistance with the reports and other documents filed by MLP with the Securities and Exchange Commission;

•	assistance with Schedules K-1 prepared by MLP;

•

recommendations on capital raising activities to the Board of Directors of the GP, including (x) the issuance of debt or equity securities, the entry into credit facilities or other credit arrangements, structured financings or other capital market transactions, and (y) changes or other modifications in the capital structure of the Services Recipients, including repurchases of securities;

•

managing or overseeing litigation, administrative or regulatory proceedings and investigations of the Services Recipients’ business or operations that may arise in the ordinary course of business or otherwise, subject to the approval of the Board of Directors of the GP in connection with the settlement, compromise, consent to the entry of an order or judgment or other agreement resolving any of the foregoing;

•	engineering services;

•	safety and environmental advice;

•

establishing and maintaining appropriate insurance policies with respect to the Services Recipients’ business and operations (to the extent such insurance policies are not established and maintained by the Services Recipients);

•	recommendations to the Board of Directors of the GP regarding the declaration and payment of cash distributions on the equity interests of the Services Recipients;

•	assistance on the timely calculation and payment of taxes payable, and the filing of all taxes return due, by the Services Recipients; and

•	managing or providing advice for other projects, including acquisitions, as may be agreed to between GP and Rentech from time to time.